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                                                                   Exhibit 10.50

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (hereinafter referred to as "Agreement") made as of the May 29, 1996, between Peter DiGiammarino, of McLean, Virginia (hereinafter referred to as the "Employee") and Hyperion Software Operations Inc., a Delaware corporation with offices at 900 Long Ridge Road, Stamford, Connecticut 06902 (hereinafter referred to as the "Corporation").

     WHEREAS, the Corporation desires to employ the Employee, and the Employee desires to serve as an employee of the Corporation on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Corporation and the Employee agree as follows:

     1. EMPLOYMENT: The Corporation hereby agrees to employ the Employee as President and Chief Operating Officer ("COO") of Hyperion Software Corporation to perform managerial and executive functions of the Corporation, and the Employee hereby agrees to perform such services for the Corporation on the terms and conditions hereinafter stated, subject to the directives of the Board of Directors of the Corporation. The Employee will report to the Chairman of the Board ("COB"), and his duties will include those normally associated with a COO position, but for at least the first six months, an emphasis will be placed on developing an in-depth understanding of the business. The Employee will be working cooperatively with the COB in the day to day management of the business, with all functions of the Corporation reporting directly to the Employee. The Employee will be located at the Corporation's headquarters in Stamford, Connecticut. By virtue of this Agreement, and subject to formal action by the Board of Directors at the next Board Meeting, the Employee shall be elected to a seat on the Board of Directors. Promotion to Chief Executive Officer is currently expected within two years and will be subject to approval of the Board of Directors.

     2. TERM OF EMPLOYMENT: The Employee's employment shall begin as of the date of execution of this Agreement, which shall be the Employee's date of hire for purposes of this Agreement. The initial term of the Employee's employment shall begin on the date the Employee begins working at the Stamford office (the "Start Date"), which shall be on or before July 15, 1996 and shall continue until the third anniversary of the Start Date, provided, however, the Employee's employment shall be automatically renewed from year to year thereafter for successive one (1) year terms unless terminated by either party on written notice sent not later than sixty (60) days prior to the expiration of the initial three (3) year term or any renewal year, unless sooner terminated as provided herein.


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     3. COMPENSATION: (a) The Corporation shall pay the Employee an annual base salary ("Base Salary") for the first year of this Agreement equal to TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000) per annum, payable at the rate of TEN THOUSAND FOUR HUNDRED AND SIXTEEN AND 67/100 DOLLARS ($10,416.67) on the 15th and last day of each month. This Base Salary may be increased effective twelve months from the hire date and annually thereafter in an amount to be determined by the Board of Directors in its sole discretion.

          (b) As additional compensation, the Corporation, as determined by the Board of Directors and COB, shall pay to the Employee an annual performance bonus based upon achievement of a set of targets mutually agreed on among the Board of Directors, the COB and Employee. The determination of whether the Employee has achieved or exceeded any qualitative targets or objectives shall be made by the Board of Directors and COB in their reasonable discretion. Each fiscal year during the term hereof, the Employee shall, prior to July 15, submit such targets to the Board of Directors for its review. In reviewing the targets, the Board of Directors shall take into consideration, among other factors, the Corporation's progress in achieving the strategic goals established in the annual business plan and the Corporation's profitability, software revenue growth and total revenue growth as projected in such plan. After the first year's bonus, the Employee must be actively employed by the Corporation as of June 30th of any fiscal year in order to be eligible to receive a bonus. Without limiting the generality of the foregoing, the Employee's annual performance bonus for the first year of the term hereof shall be guaranteed at 50% of the Employee's Base Salary for such year, although for performance above target, up to an additional 50% of Base Salary may be earned. This additional 50% will vary based on the extent to which targets are exceeded, with agreement on the targets for that incremental bonus to be determined by October 31, 1996. Bonus payments under Section 3(b) are payable at such time after the end of the fiscal year as other bonus payments are made.

     4. STOCK OPTION: As further consideration for the Employee's employment hereunder and pursuant to the resolution of the Stock Option Committee of the Board of Directors, the Employee will be granted an option to purchase 300,000 shares of Common Stock, par value of $.01 per share, at the closing market price per share as reported on the NASDAQ Stock Market as of the date of hire, under the Corporation's 1991 Stock Plan, and a separate agreement thereunder, which Option shall be a "Non-Qualified Option" within the meaning of the 1991 Stock Plan. The Option shall become exercisable at the rate of 75,000 shares of stock on the first, second, third and fourth year anniversaries of Hire Date, in accordance with the terms of the Option Agreement.


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     The Corporation agrees, subject to the approval of the Stock Option
Committee of the Board of Directors and Employee's continued employment in good standing at a senior executive level at the Corporation, to grant an additional Stock Option to purchase Common Stock in the amount of 100,000 shares (also under the 1991 Stock Plan). This Option would be granted at the earlier of (1) twelve months from hire date or (2) Employee's promotion to Chief Executive Officer, and would be subject to the Corporation's standard four year vesting, and would be priced at the then fair market value of Common Stock at the time of grant.

     4a. Sign-on Awards: Upon hire, Employee will receive an advance of $250,000, one twenty-fourth of which will be forgiven with each full month of employment. However, if the Employee's employment is terminated by the Corporation (other than pursuant to Section 9(c), (d) or (e) hereof) the entire remaining amount will be forgiven. Also upon hire, Employee will receive a fully vested Option to purchase 25,000 shares of Common Stock at the fair market share price at hire date as described in Section 4. This Option share shall be granted under the 1991 Stock Plan.

     5. Relocation Package: (a) The Corporation will provide Employee with the services of a relocation company at the Corporation's expense. These services will be limited to pre-marketing of Employee's house, the payment of reasonable settlement fees and real estate commission, transfer taxes and actual moving expenses; the total not to exceed $150,000 without prior written approval from the Corporation. Every reasonable effort will be made to minimize Employee's tax exposure with regard to these expenses, but to the extent required by law, the expenses will be taxable to Employee. Should Employee voluntarily leave the Corporation's employ before one year, Employee will be required to reimburse the Corporation for expenses it has incurred relating to Employee's relocation.

     (b) In addition, the Corporation will pay reasonable and necessary temporary living expenses for the Employee up to a maximum of $2,000 per month. Such payments shall cease upon Employee establishing a permanent housing arrangement in Connecticut. If and to the extent that any payments made pursuant to this paragraph 5(b) are includable in Employee's income and not deductible for purposes of applicable federal, state and local income taxes, the Corporation shall pay the Employee an amount equal to the additional amount of taxes Employee incurs as a result of such payments.

     6. FRINGE BENEFITS: In addition to the benefits received by other non-officer employees, Employee is entitled to the following: (a) During the term hereof, the Corporation shall (i) provide the Employee with reimbursement of the employee contribution for medical, dental and hospitalization insurance,
(ii) reimburse the Employee and his immediate family for dental expenses incurred each year in excess of $200, including but


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not limited to orthodontics for the Employee's children under the age of twenty-one (21) years only, provided that the aggregate amount of such reimbursement in any year shall not exceed $4,000 (such reimbursement shall be in addition to any dental insurance provided to the Employee and his immediate family under any dental plan from time to time maintained by the Corporation),
(iii) reimburse the Employee on an annual basis for expenses incurred in connection with the purchase by Employee of fitness or exercise equipment or membership in a fitness or exercise program reasonably acceptable to the Corporation in an aggregate amount equal to the lesser of (x) seventy-five (75%) percent of all such expenses or (y) $500, (iv) reimburse the Employee for the reasonable and customary cost of an annual physical examination, (v) provide to Employee long-term disability insurance in an amount reasonably determined by the insurer based on the Employee's total earned income and personal financial circumstances (provided such insurance is available at reasonable cost), or, in the alternative, (and at the Employee's election) reimburse the Employee on an annual basis in an amount not to exceed $10,000 per year for the purchase by the Employee of long-term disability insurance, in either event, the cost of such coverage to be reported by the Corporation as compensation for income tax purposes on the Employee's Form W-2 each year, (vi) provide life insurance in an amount equal to three times (3X) Employee's annual base salary (also provided such insurance is available at reasonable cost), and (vii) participation in any future benefit plans available to all officers of the Corporation which are not duplicative of the above benefits.

     (b) The Employee is authorized to incur on behalf of the Corporation only such reasonable expenses (including travel and entertainment) in connection with the business of the Corporation as are in conformity with the Corporation's published guidelines. The Corporation shall reimburse Employee for all such reasonable expenses incurred in connection with the business of the Corporation upon the presentation by the Employee, from time to time, of an itemized account of such expenditures, which account shall be in form and substance in conformity with the rules and regulations of the Internal Revenue Service. Any single expenditure in excess of $10,000 shall require the prior approval of the COB.

     (c) During the term hereof, the Corporation shall provide Employee with an automobile expense allowance equal to $800 per month.

     7. DUTIES AND EXTENT OF SERVICES: The Employee shall exert his best efforts and shall devote his full time and attention to the affairs of the Corporation. During the Employee's employment, the Employee shall not, directly or indirectly, alone or as a member of a partnership (in the capacity of a general partner) or limited liability company (in the capacity of a manager), or as an officer, director, significant shareholder (i.e., owning or holding beneficially or of record 5% or more of the voting shares of an entity), or employee of any other corporation or entity, be engaged in or concerned with any other duties or pursuits whatsoever for pecuniary gain requiring his personal services without the prior written consent of the Corporation.



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     8. VACATION: During each year of the Employee's employment, the Employee shall be entitled to four (4) weeks vacation, in accordance with the Corporation's vacation policy and subject to the prior approval of the COB.

     9. TERMINATION: Unless renewed as provided herein, the Employee's employment hereunder shall terminate on the third anniversary of the Start Date, or sooner upon the occurrence of any of the following events:

          (a) The Employee's death;

          (b) The Corporation's decision, at its option, to be exercised by written notice from the Corporation to the Employee, upon the Employee's incapacity or inability, as defined in the Corporation's group long-term disability insurance policy. The Employee's base salary during any period of incapacity shall be reduced by the amount of disability insurance payments received by the Employee pursuant to any disability insurance plan or policy maintained by, or paid for by, the Corporation; or

          (c) The Corporation's decision, at its option, to be exercised by written notice from the Corporation to the Employee in the event the Employee fails or refuses to perform his duties or commits any misconduct with respect to the Corporation's affairs and such failure or refusal or misconduct shall not be cured for a period of fifteen (15) days after the Corporation shall have given the Employee written notice specifying such failure or refusal or misconduct.

          (d) In the event that the Employee commits an act constituting embezzlement, fraud or misuse of funds, or if he commits any crime, which could reasonably be expected to have an adverse impact on the Corporation, its business or assets.

          (e) In the event that the Employee should fail (otherwise than on account of illness or other incapacity) or refuse to carry out the reasonable directives of the COB or Board of Directors of the Corporation, and such failure or refusal shall not be cured for a period of fifteen (15) days after the Corporation shall have given the Employee written notice specifying such directives and wherein the Employee has failed or refused to carry out the same.

          (f) Complete cessation of the Corporation's business other than through merger or acquisition of the Corporation.

          (g) On thirty (30) days' written notice (i) from the Corporation, (ii) from the Employee if there is a material and significant diminution in the nature or scope of Employee's authority, duties and responsibilities, or (iii) from the Employee if, during the twelve-month period following a Change in Control (as defined herein), the Employee has Good Reason (as defined herein) to terminate his employment. In


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addition, if the Employee has not been promoted to the position of Chief
Executive Officer on or before the second anniversary of the Start Date, the Employee may, during the thirty (30) day period following the second anniversary of the Start Date, terminate his employment by providing the Corporation thirty
(30) days' written notice of his intention to so terminate. If the Corporation terminates the Employee's employment pursuant to this Section 9(g) or by giving notice of nonrenewal pursuant to section 2, or if the Employee terminates his employment pursuant to this Section 9(g), then the Corporation shall pay to Employee as severance pay a total amount equal to (i) his then current annual base salary, payable in twelve (12) equal consecutive monthly installments (without interest) beginning one (1) month after such termination, plus (ii) medical and dental insurance as set forth in this Agreement for himself and his dependents for the twelve (12) month period commencing on the effective date of such termination, and (iii) if, and only if, the Employee's employment is terminated by the Company pursuant to this Section 9(g) effective between May 1 and June 30 of any year, the Employee shall also receive, at such time as bonuses are generally paid by the Corporation, a pro rata portion of any bonus earned pursuant to Section 3(b) hereof based upon achievement of targets for the year of termination. Notwithstanding the above, if the Termination occurs in the first year of employment, Employee will receive the remainder of his base salary for that year, in addition to the severance payments and benefits described above.

          Upon a termination by either party pursuant to this Section 9(g) or by the Corporation pursuant to Section 2, the portion of Employee's common stock options described in section 4, which are due to vest during the fourteen-month period following the date of such termination, will automatically accelerate and become vested as if such termination had occurred at the end of that fourteen-month period.

          Employee expressly understands that payment of such severance pay and benefits or the accelerated vesting of stock options described above represent liquidated damages in full and final settlement of any and all amounts owed by Corporation to Employee under this Agreement or otherwise except for the accrued portion, if any, of any bonus, stock option, commission, vacation or other benefit to which Employee is expressly entitled pursuant to any formal, written plan or agreement maintained by the Corporation.

          (h) As used in this Agreement, the following terms have the meanings set forth below:

               (i) "Change in Control" means the occurrence of any of the following events:

                    (a) the direct or indirect sale or exchange by the
               stockholders of the Corporation of the stock of the Corporation, in a single or series of related transactions, after which sale or exchange the stockholders of the Corporation immediately prior to such transactions do not retain, directly or indirectly, at least a majority of the


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               beneficial interest in the voting stock of the Corporation; (b) a merger in which the Corporation is a party after which merger the stockholders of the Corporation immediately before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or (c) the sale, exchange or transfer of all or substantially all of the Corporation's assets (other than a sale, exchange or transfer to one or more entities where the stockholders of the Corporation immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).

               (ii) "Corporation" includes any successor to all or substantially all of the business or assets of the Corporation.

               (iii) "Good Reason" means that, following a Change in Control and without Employee's written consent, (A) there has been a material and significant adverse change in the nature or scope of Employee's authority, duties or responsibilities in effect immediately prior to the Change in Control; (B) there has been a reduction in Employee's annual base salary in effect immediately prior to the Change in Control or an adverse change in Employee's total compensation such that Employee's compensation and benefits in the aggregate are not materially comparable to his aggregate compensation and benefits in effect immediately prior to the Change in Control; or (C) the principal place of Employee's employment is relocated to a place that is more than 50 miles from the principal place of Employee's employment immediately prior to the Change in Control or Employee is required to be away from his office in the course of discharging his duties and responsibilities materially and significantly more than was required prior to the Change in Control.

     (i) In the event of any termination provided for under this Agreement (other than by the Corporation or the Employee pursuant to Section 9(g) or by nonrenewal by the Corporation pursuant to Section 2), the Corporation shall pay to the Employee only such portion of his annual base salary payable to the date such termination becomes effective (reduced by any amount payable pursuant to any disability insurance policies), and thereafter the Employee shall have no claim for any further compensation hereunder, provided, however, that in the event of the Employee's death, his death shall be deemed to have occurred on the last day of the month in which he dies. Upon any termination, Employee shall also receive all the benefits to which he is entitled under applicable State and Federal law.





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     10. RESTRICTIONS ON THE EMPLOYEE: During the period commencing on the date hereof and ending two (2) years after the termination of the Employee's employment for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of the Corporation to leave the employ of Corporation. If this Agreement is terminated by the Corporation pursuant to
Section 9(g) hereof, the foregoing two (2) year period shall be reduced to one
(1) year.

     11. COVENANT NOT TO COMPETE: During the period commencing on the date the Employee begins working at the Corporation's Stamford offices, and ending one
(1) year after the termination of the Employee's employment for any reason, the Employee shall not, except as a passive investor in publicly held companies, engage in, or own or control any interest in, or act as principal, director, officer or employee of, or consultant to, any firm or corporation which is in competition with the Corporation.

     12. Proprietary Information:
         -----------------------

          (a) For purposes of this Agreement, "proprietary information" shall mean any proprietary information relating to the business of the Corporation or any entity in which the Corporation has a controlling interest that has not previously been publicly released by duly authorized representatives of the Corporation and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including without limitation source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know- how or ideas in or reasonably related to the business of Corporation or any entity in which the Corporation has a controlling interest. The Employee agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other tangible or intangible form. The Employee will not, without written authority from the Corporation to do so, directly or indirectly, use for his benefit or purposes, nor disclose to others, either during the term of this employment hereunder or thereafter, any proprietary information except as required by the conditions of his employment hereunder or pursuant to court order (in which case Employee shall give the Corporation prompt written notice [not less than 24 hours] so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The Employee agrees not to remove from the premises of the Corporation or any subsidiary or affiliate of the Corporation, except as an employee of the Corporation in pursuit of the business of the Corporation or any of its subsidiaries, affiliates or any entity in which the Corporation has a controlling interest, or except as specifically permitted in writing by the Corporation, any document or object containing or reflecting any proprietary information. The Employee recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Corporation.

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          (b) All proprietary information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedures, copyrights, patents and developments hereafter to the end of the period of employment hereunder developed by the Employee as a result of, or in connection with, his employment hereunder, shall belong to the Corporation; and without further compensation, but at the Corporation's expense, forthwith upon request of the Corporation, Employee shall execute any and all such assignments and other documents and take any and all such other action as Corporation may reasonably request in order to vest in Corporation all the Employee's rights, title and interests to and in all of the aforesaid items, free and clear of liens, charges and encumbrances.

     13. The Employee expressly agrees that the covenants set forth in Sections 10, 11 and 12 of this Agreement are being given to Corporation in connection with the employment of the Employee by Corporation and that such covenants are intended to protect Corporation, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

     14. INJUNCTIVE RELIEF: The Employee acknowledges that the injury to the Corporation resulting from any violation by him of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, the Corporation may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation.

     15. REPRESENTATION OF EMPLOYEE: The Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

     16. PARTIES; NONASSIGNABILITY: As used herein, the term "Corporation" shall mean and include the Corporation, and any subsidiary thereof and any successor thereto unless the context indicates otherwise. This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding to the Corporation.

     17. ENTIRE AGREEMENT: This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments, and writing with respect thereto.

     18. AMENDMENT OR ALTERATION: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

     19. CHOICE OF LAW: This Agreement shall be governed by the laws of the State of Connecticut.


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     20. ARBITRATION: Except as provided in Section 14, any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Stamford, Connecticut in accordance with the rules of the American Arbitration Association and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

     21. NOTICES: Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to the residence of the Employee, or to the principal office of the Corporation, respectively.

     22. WAIVER OF BREACH: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any of the parties hereto.

     23. BINDING EFFECT: The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns.

     24. GENDER: Pronouns in any gender shall be construed as masculine, feminine, or neuter as the context requires in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  CORPORATION:

                                  Hyperion Software Operations Inc.

                                  By /s/ James A. Perakis
                                  -------------------------------------------
                                     James A. Perakis,
                                     Its Chairman and Chief Executive Officer

                                  EMPLOYEE:

                                  /s/ Peter DiGiammarino
                                  -------------------------------------------
                                  Peter DiGiammarino